EXHIBIT 23.1

Date :  April 15, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Olivia Inc

We hereby consent to the inclusion in this Amendment No. 3 to Registration Statement (the “Registration Statement”) on Form S-1/A of Olivia Inc (the “Company”) of our report, dated February 3, 2013, with respect to our audit of the financial statements of the Company as of December 31, 2012 and 2011 and the results of its operations and cash flows for the year ended December 31, 2012, the period of inception (August 2, 2011) through December 31, 2011 and the cumulative period of inception (August 2, 2011) through December 31, 2012, included in the filing of this Registration Statement.

We also consent to the reference to us under the heading “Interests of names experts and counsel” in such Registration Statement.

Sincerely,

/s/ Dov Weinstein & Co. C.P.A. (lsr)
Jerusalem, Israel. Tel-Aviv, Israel, Los Angeles, California